Exhibit 10.1

August 7, 2012

Personal and Confidential

Matt Brown
1149 Lake Colony Lane
Birmingham, AL 35242

Dear Matt:

I am pleased to formally present you with the following offer to join U.S. Concrete:

Start Date	August 22, 2012

Position	Senior Vice-President and Chief Financial Officer.

Base Salary	$ 280,000/year, payable on a semi-monthly basis.

Annual Bonus
Your target bonus as a percentage of annual base pay is 40%.  Under the terms and condition of the U.S. Concrete Salaried Team Member Annual Incentive Plan, the payout of any bonus is subject to Board approval, and payable in the calendar year after it is earned.

2012 Bonus
For 2012, your target bonus amount, pro-rated by your length of service, will be guaranteed and payable on the same date applicable to the payout of the annual bonus to other executives of the Company.

2013 Bonus	For 2013, 50% of your target bonus amount will be guaranteed and payable on the same date applicable to the payout of the annual bonus to other executives of the Company.

Sign-On Bonus
Within 30 days of your start date, you will receive a lump-sum cash bonus in the gross amount of $25,000.  However, if you voluntarily terminate prior to one year from your start date, you agree to reimburse the Company on a prorated basis for the sign-on bonus.

Equity
Effective on your start date you will be granted 30,000 restricted shares of U.S. Concrete, Inc. Common Stock.  Sixty-percent (60%) of such shares will vest over three (3) years in equal annual installments from the date of the grant.  Forty-percent (40%) of the number of shares granted will time- and performance-vest in equal portions.  Fifty-percent (50%), or half, of the time and performance-vested shares will be vested should the share price attain a market-closing share price of $10.00/share for ten consecutive business days within three (3) years from the date of the grant.  The other half of the time- and performance-vested shares will vest should the share price attain a market-closing share price of $ 14.00/share within three (3) years from the date of the grant.  The proportion of shares subject to be vested over time, and the proportion of shares subject to both time and performance vesting, are the same proportions, time, and performance levels applicable to other similarly situated  executives.

Your eligibility for future equity grants will be the same as similarly situated executive officers as approved by the Board of Directors.

Vacation	You will be eligible for two weeks of vacation for the remainder of 2012, and four weeks of vacation annually.

Benefits
You will be eligible to participate in all health and welfare benefit plans available to similarly situated U. S. Concrete executives.  A summary of these plans are attached.  Note that this includes a 401(k) plan with a Company match of 50% of the first 5%, Life Insurance (1 x base pay) and Short-Term Disability benefits paid for by the Company, as well as Accidental Death & Dismemberment (AD&D) and Long-Term Disability (LTD).

Relocation
In order to assist you with your transition to the Dallas area, the Company, through SIRVA Relocation, agrees to provide executive relocation benefits to you, including (i) the reimbursement of usual and customary selling and closing cost(s) associated with the sale of your current primary residence and the purchase of a new primary residence in the Dallas area, (ii) the physical move of your household goods, (iii) the payment of the appraisal fee performed for your house in Birmingham, and (iv) the difference between the  Fair Market Value (FMV) of your primary residence (determined by appraisal) and a subsequent lower sale price, not to exceed 15% of the FMV of your primary residence, paid subsequent to the close of the sale.

The Company will also reimburse you for the costs associated with your initial house-hunting trip to Dallas (airfare, hotel and car rental), and provide you with a $65,000 lump-sum gross cash amount to reimburse you for expenses associated with additional house-hunting trips you may elect to take, temporary living expenses, and other incidental expenses incurred as part of your final move and relocation.

These relocation benefits (except for the loss on the sale of your house and the lump sum benefit noted above) will be eligible for applicable tax gross-up benefits, and are available to you for one-year from your start date with the Company.

Severance Agreement
Subsequent to your start date and with the approval by the Compensation Committee of the Board of Directors, you will receive an Executive Severance Agreement.  This Agreement includes provisions for severance pay of: (i)  One time your annual base pay plus pro-rated (by the time elapsed in the year during which the termination occurs) target bonus for involuntary termination without cause; and (ii)  Two times annual base pay and two times target bonus for a qualifying termination under a change-in-control as defined in the Severance Agreement.

As you are aware, federal law requires the Company to verify your eligibility for employment in the United States, and Form I-9 documentation will be required from you at your time of hire.  The Company also has a customary pre-employment drug screen and background check that you will have to successfully complete.

Matt, we are extremely pleased to have the opportunity to work with an individual of your capability and reputation.  Please acknowledge your acceptance of this offer by signing in the space below and returning the letter to me.  If you have any questions, do not hesitate to give Mark Peabody, the Company’s Vice President of Human Resources, or me a call.

Sincerely,

/s/ William J. Sandbrook

William J. Sandbrook
President and Chief Executive Officer
U.S. Concrete, Inc.

Agreed and Accepted:

/s/ William Matthew Brown

Date: August 7, 2012